FOR IMMEDIATE RELEASE
February 12, 2026

Genesis Energy, L.P. Reports Fourth Quarter 2025 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its fourth quarter results.
We generated the following financial results for the fourth quarter of 2025:

•Net Income Attributable to Genesis Energy, L.P. of $19.9 million for the fourth quarter of 2025 compared to Net Loss Attributable to Genesis Energy, L.P. of $49.4 million for the same period in 2024.

•Cash Flows from Operating Activities of $110.8 million for the fourth quarter of 2025 compared to $74.0 million for the same period in 2024.

•We declared cash distributions on our preferred units of $0.9473 for each preferred unit, which equates to a cash distribution of approximately $14.9 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Available Cash before Reserves to common unitholders of $61.1 million for the fourth quarter of 2025, which provided 2.77X coverage for the quarterly distribution of $0.18 per common unit attributable to the fourth quarter.

•Total Segment Margin of $174.0 million for the fourth quarter of 2025.

•Adjusted EBITDA of $157.8 million for the fourth quarter of 2025.

•Adjusted Consolidated EBITDA of $588.1 million for the trailing twelve months ended December 31, 2025 and a bank leverage ratio of 5.12X, both calculated in accordance with our senior secured credit agreement and discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “Our fourth quarter results were slightly ahead of our internal expectations. Offshore pipeline volumes came in strong, supported by steady volumes from our legacy fields and a full quarter of Shenandoah throughput well above the minimum volume commitment. Volumes from Salamanca continued to ramp toward target production levels, and we remain encouraged by both reservoir performance and the remaining development plans at both new production hubs. Our marine transportation segment returned to a more normalized operating performance, as our refinery customers increased their runs of heavier crude oil, which in turn increased the volume of intermediate black oil available for transport during the quarter. Additionally, some of the transitory market conditions and excess supply in our blue water markets appear to be behind us, which should allow utilization rates, and ultimately day rates, across all our classes of marine assets to stabilize and hopefully increase as we look ahead.

In retrospect, 2025 was a transformational year for Genesis Energy. In late February, we successfully completed the sale of our Alkali business for net proceeds of approximately $1.0 billion after our associated transaction costs and expenses, which allowed us to substantially strengthen our balance sheet and reposition Genesis as a focused, pure-play midstream company. We also completed the construction of, and commissioned, our new 100% owned SYNC lateral and the expansion of our 64% owned CHOPS pipeline in advance of first production from the new Shenandoah and Salamanca developments.

Our operating performance and completion of our capital growth projects enabled us to reduce outstanding borrowings under our senior secured revolving credit facility over the quarter to approximately $6.4 million at year-end, effectively resulting in zero net borrowings outstanding under our senior secured credit facility after giving effect to cash and cash equivalents on hand. Consistent with our approach to capital allocation, along with debt repayment in absolute terms, we announced an increase in our quarterly distribution to common unitholders for the fourth quarter to $0.18 per common unit, representing an approximate 9.1% increase over the prior year’s quarter. In addition, we opportunistically repurchased $25 million of our corporate preferred units just last week at par. These steps confirm our commitment to a measured and deliberate approach to capital allocation which prioritizes reducing debt in absolute terms, redeeming our high-cost corporate preferred securities and returning capital to our common unit holders via distribution growth.

Before getting to 2026, I wanted to briefly touch on our 2025 results. For the full year, we generated Adjusted EBITDA of approximately $544 million, effectively in-line with the low end of our previous guidance range of $545 to $575 million, despite the lingering producer mechanical issues through the first three quarters of the year, the delays with first production at both Shenandoah and Salamanca, and some transitory weakness in our marine transportation segment in the third quarter. That being said, if we normalized 2025 by excluding the two months of contribution from our former Alkali business in the first quarter, and if you assume 10 days of weather related downtime for hurricane season in the third quarter, which fortunately did not occur last year, our ongoing businesses would have generated what we would characterize as normalized Adjusted EBITDA closer to $500 to $510 million for the full year. In our view, this range should be used as the starting point for building up to 2026 expectations.

Assuming our other businesses perform as expected, the Genesis story at this point is fundamentally a deepwater Gulf of America growth story. Based on discussions with our offshore producer customers, we would reasonably expect sequential growth in Adjusted EBITDA of plus or minus 15% to 20% in 2026 over our normalized 2025 Adjusted EBITDA(1). In fact, if our offshore producers execute according to the development schedules they have communicated to us, there are scenarios where this expected growth could exceed that range. As everyone appreciates, we do not control our customers’ operations nor the precise timing of them drilling, completing, and bringing new high-impact wells on-line.

We would obviously hope to exceed 20% growth in 2026. However, to the extent our results ultimately fall below this range, we would view that as primarily a timing issue, with ultimate cash flows just sliding to the right, so to speak, rather than any fundamental degradation in the long-term cash flows expected from the fields contracted to access our offshore infrastructure. Importantly, we have been told there have been zero changes to our producer customers’ 2026 and 2027 development plans as a result of the near-term price of oil.

It is also important to keep in mind that the normalized annual cash cost of operating our business is approximately $475 million. While this figure will likely be modestly higher in 2026 due to a heavy schedule of regulatory dry-dockings in our marine transportation segment, we still expect to generate free cash flow and have the flexibility to continue reducing debt in absolute terms and to opportunistically redeem additional amounts of our high-cost corporate preferred securities as we move through 2026. In addition, we currently have no significant planned growth capital expenditures in 2026. These actions should further lower our recurring cash costs and increase our financial flexibility over time, including the ability to consider additional capital returns to our common unitholders in future periods. Even if certain offshore activity slips to the right, 2027 should be meaningfully stronger than 2026 based on our producer customers’ current development plans. As a result, the opportunities available to us in 2026 become even more compelling in 2027 and beyond.

As we look at the remainder of the year, capital allocation remains a core focus for management and the Board. Our approach continues to balance three clear priorities: strengthening the balance sheet, opportunistically addressing our high-cost corporate preferred securities, and thoughtfully and prudently growing distributions to common unitholders over time. Importantly, we will pursue these objectives while maintaining the flexibility to evaluate future organic and inorganic opportunities as they may arise. With no significant growth capital requirements and our capital spending largely limited to maintenance, we intend to remain disciplined in our capital allocation, ensuring that near-term actions do not compromise our financial flexibility or ability to deliver long-term value for everyone in our capital structure.

With that, I will briefly discuss our individual business segments in more detail.

Our offshore pipeline transportation segment delivered its third consecutive quarter of sequential growth with Segment Margin increasing by approximately 57% over the first quarter of 2025. This growth was driven by the resolution of most of the mechanical issues our producer customers had experienced, strong volumes from Shenandoah, and the continued ramp-up in volumes from Salamanca.

As we look over the next 12 to 15 months, we expect significant drilling activity around the production facilities that are exclusively attached to our infrastructure. The current schedule includes an additional well at Salamanca to be completed in the second quarter, with the potential for a fifth well to be drilled and completed as early as the fourth quarter. These two additional wells would be expected to result in total production of 50 to 60kbd from the Salamanca production facility. We also expect to see the Monument development, a two well sub-sea tieback to the Shenandoah production facility, to be completed and flowing through our facilities by late this year or early 2027. After the two Monument wells are brought on-line, a fifth well at Shenandoah is scheduled to be drilled. In addition to these five development wells, we are aware of at least eight additional development or sub-sea tie-back wells planned at legacy production facilities served exclusively by us over this same 12 to 15 month timeframe.

As evidenced by this broader activity, producers in the Gulf of America continue to prioritize long-cycle, high-return deepwater developments, and we remain engaged in ongoing commercial discussions related to future tie-back and development opportunities that could economically access our offshore infrastructure in the coming years to the extent they are ultimately sanctioned by the respective producers. Given the competitive economics of these projects and the long-term nature of producer planning cycles, we would not expect near-term commodity price volatility to significantly impact offshore development activity in the Gulf of America.

During the quarter, our marine transportation segment returned to a more normalized level of operating performance, consistent with our expectations. Market conditions across both our brown-water and blue-water fleets stabilized in the fourth quarter as refinery runs of heavy crudes increased and broader equipment utilization improved. Looking ahead, we remain optimistic that our marine transportation segment could benefit over time from incremental crude imports into the Gulf Coast, including potential additional volumes from Venezuela. At a minimum, we would expect heavy/sour differentials to continue to widen and provide refiners the incentive to process heavier crudes. This should result in an increase in the quantity of intermediate refined products that need to be kept heated and moved from one refinery location to another. As a result, we believe demand for our inland barges, which are exclusively internal heater barges, should significantly increase, providing a constructive backdrop for increasing rates as we move through the year.

This year is expected to be a high-maintenance year for our blue-water fleet, with four of our nine offshore vessels scheduled to undergo regulatory dry-dockings in the first half of the year. While these days “off the water” will temporarily mute the benefit of any potential near-term improvement in day rates, we believe these vessels will be re-contracted into an improving market back-drop when they exit the shipyard. This heavy dry-docking schedule will result in higher maintenance capital expenditures this year relative to last.

On balance, we believe our marine transportation segment remains well positioned over the medium-to-long-term to benefit from continued structural momentum in the Jones Act market, supported by steady utilization, the continued retirement of older equipment, and limited to no new construction of comparable Jones Act vessels. Furthermore, the American Phoenix remains under contract through early 2027, and based on current market conditions for similar assets, we would expect her to re-contract at a higher day rate than what she’s currently experiencing.

Our onshore transportation and services segment delivered results in line with our expectations. During the quarter, throughput volumes increased across both our Texas and Raceland onshore terminals and pipeline systems as new offshore volumes continued to ramp. Looking ahead, we remain focused on providing our offshore producers, as well as other upstream and downstream customers, with reliable access to the refineries and end markets we serve directly and indirectly through our onshore infrastructure, ultimately helping provide them with flow assurance, enhanced market optionality, and other refinery-centric logistics along the Gulf Coast. Our legacy sulfur services business also performed largely in line with our expectations. Looking forward, this business could potentially benefit in future periods as Venezuelan crude finds its way to the Gulf Coast and if certain of our refinery hosts raise their runs of heavy sour crudes, resulting in more sulfur that can be processed through our existing facilities.

In closing, the management team and board of directors remain steadfast in our commitment to building long-term value for everyone in the capital structure, and we believe the decisions we are making reflect this commitment and our confidence in Genesis moving forward. I would once again like to thank our entire workforce for their continued dedication to safe, reliable, and responsible operations. I’m proud to have the opportunity to work alongside each and every one of you.”
(1) Adjusted EBITDA is a non-GAAP financial measure. We are unable to provide a reconciliation of the forward-looking Adjusted EBITDA projections contained in this press release to its most directly comparable GAAP financial measure because the information necessary for quantitative reconciliations of Adjusted EBITDA to its most directly comparable GAAP financial measure is not available to us without unreasonable efforts. The probable significance of providing this forward-looking Adjusted EBITDA measure without a directly comparable GAAP financial measure is that such non-GAAP financial measure may be materially different from the corresponding GAAP financial measure.

Financial Results
Segment Margin
Segment Margin
In the first quarter of 2025, we reorganized our operating segments as a result of the way our chief operating decision maker (our Chief Executive Officer) evaluates the performance of operations, develops strategy and allocates resources, including capital. Our sulfur services business, formerly reported under our soda and sulfur services reporting segment with our trona and trona-based exploring, mining, processing, producing, marketing, logistics and selling business based in Wyoming (the “Alkali Business”), is now reported under our onshore transportation and services reporting segment along with our previously reported onshore facilities and transportation segment. As a result of this change, we now manage our businesses through the following three divisions that constitute our reportable segments:
•Offshore pipeline transportation, which includes the transportation and processing of crude oil and natural gas in the Gulf of America;
•Marine transportation, which provides waterborne transportation of petroleum products (primarily fuel oil, asphalt and other heavy refined products) and crude oil throughout North America; and
•Onshore transportation and services, which includes terminaling, blending, storing, and marketing crude oil, and transporting crude oil and refined products, as well as the processing of high sulfur (or “sour”) gas streams for refineries to remove the sulfur, and selling the related by-product, sodium hydrosulfide (or “NaHS,” commonly pronounced “nash”).
Variances between the fourth quarter of 2025 (the “2025 Quarter”) and the fourth quarter of 2024 (the “2024 Quarter”) in these reportable segments are explained below.
Segment Margin results for the 2025 Quarter and 2024 Quarter were as follows:

	Three Months Ended December 31,
	2025	2024
	(in thousands)
Offshore pipeline transportation	$120,209	$76,700
Marine transportation	30,282	31,029
Onshore transportation and services	23,522	14,251
Total Segment Margin	$174,013	$121,980

Offshore pipeline transportation Segment Margin for the 2025 Quarter increased $43.5 million, or 57%, from the 2024 Quarter primarily due to: (i) an increase in volumes on our 100% owned SYNC Pipeline and 64% owned CHOPS Pipeline associated with the deepwater Shenandoah floating production system (“FPS”); (ii) an increase to minimum volume commitments on our 64% owned CHOPS Pipeline during the 2025 Quarter, including those related to the Warrior and Winterfell projects; and (iii) an increase in volumes in the 2025 Quarter as a result of production from the Salamanca FPS during the 2025 Quarter. Production volumes from the Shenandoah FPS are life-of-lease dedicated to our 100% owned SYNC Pipeline and further downstream to our 64% owned CHOPS Pipeline. The Shenandoah FPS achieved first oil production in late July 2025, and we have seen a ramp-up in volumes to over 90,000 barrels of oil per day during the 2025 Quarter. Additionally, production from the Salamanca FPS, which ties into our existing 100% owned SEKCO Pipeline for further transportation downstream on our 64% owned Poseidon Pipeline, came on-line at the end of September and ramped up to over 30,000 barrels of oil per day as we exited the 2025 Quarter.

Marine transportation Segment Margin for the 2025 Quarter decreased $0.7 million, or 2%, from the 2024 Quarter. The inland business was impacted by a decline in Midwest refinery demand for black oil equipment as a result of changing crude slates to lighter oil which began in the third quarter of 2025 and continued to impact the 2025 Quarter when compared to the 2024 Quarter. We did begin to see our inland day rates strengthen sequentially from the third quarter of 2025 as the Gulf Coast refineries began to return to processing heavier crude slates, including an increase of imports from Venezuela. The decrease in Segment Margin for the 2025 Quarter from our inland marine business was partially offset by an increase in Segment Margin from our offshore marine business primarily as a result of fewer dry-docking days in the 2025 Quarter as compared to the 2024 Quarter.
Onshore transportation and services Segment Margin for the 2025 Quarter increased $9.3 million, or 65%, from the 2024 Quarter primarily due to: (i) an increase in activity associated with our Baton Rouge assets, including an increase in pipeline, terminal, and rail unload volumes in the 2025 Quarter; and (iii) an increase in volumes on our Texas pipeline system, which is a key destination point for various grades of crude oil produced in the Gulf of America including those transported on our 64% owned CHOPS Pipeline. Additionally, we had a higher contribution from our sulfur services business as a result of an improvement to our NaHS sales mix and operational efficiencies in the 2025 Quarter.
Other Components of Net Income (Loss)
We reported Net Income from Continuing Operations of $34.3 million in the 2025 Quarter compared to Net Loss from Continuing Operations of $53.6 million in the 2024 Quarter.
Net Income from Continuing Operations in the 2025 Quarter was impacted by an increase in operating income from our operating segments, primarily from our offshore pipeline transportation and onshore transportation and services operating segments, as discussed above. In addition, an impairment expense of $43.0 million was reported during the 2024 Quarter, whereas no impairment expense was reported in the 2025 Quarter. This increase in operating income was partially offset by an increase in depreciation and amortization of $12.4 million during the 2025 Quarter.
We reported Net Income from Discontinued Operations, net of tax of $12.3 million during the 2024 Quarter associated with the Alkali Business that was sold on February 28, 2025.
    Earnings Conference Call
We will broadcast our Earnings Conference Call on Thursday, February 12, 2026, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, marine transportation and onshore transportation and services. Genesis’ operations are primarily located in the Gulf of America and in the Gulf Coast region of the United States.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
REVENUES	$440,755	$398,917	$1,630,415	$1,660,834

COSTS AND EXPENSES:
Costs of sales and operating costs	272,251	281,280	1,053,814	1,182,860
General and administrative	15,665	10,536	86,339	58,329
Depreciation and amortization	62,928	50,553	232,072	206,686
Impairment expense	—	43,003	—	43,003
OPERATING INCOME	89,911	13,545	258,190	169,956
Equity in earnings of equity investees	11,962	18,003	47,629	58,291
Interest expense, net	(67,530)	(69,340)	(264,729)	(261,875)
Other expense	—	(13,938)	(9,779)	(15,367)
Income (loss) from continuing operations before income taxes	34,343	(51,730)	31,311	(48,995)
Income tax expense	(64)	(1,851)	(806)	(1,770)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	34,279	(53,581)	30,505	(50,765)
Income from discontinued operations, net of tax	—	12,292	8,448	17,758
Loss from disposal of discontinued operations	—	—	(432,193)	—
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	—	12,292	(423,745)	17,758
NET INCOME (LOSS)	34,279	(41,289)	(393,240)	(33,007)
Net income attributable to noncontrolling interests	(14,408)	(8,090)	(47,163)	(30,940)
NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$19,871	$(49,379)	$(440,403)	$(63,947)
Less: Accumulated distributions and returns attributable to Class A Convertible Preferred Units	(14,868)	(21,894)	(73,006)	(87,576)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON UNITHOLDERS	$5,003	$(71,273)	$(513,409)	$(151,523)
NET INCOME (LOSS) PER COMMON UNIT:
Net income (loss) attributable to common unitholders per common unit from continuing operations - Basic and Diluted	$0.04	$(0.68)	$(0.73)	$(1.38)
Net income (loss) per common unit from discontinued operations - Basic and Diluted	—	0.10	(3.46)	0.14
Net income (loss) per common unit - Basic and Diluted	$0.04	$(0.58)	$(4.19)	$(1.24)
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,464,318	122,464,318	122,464,318	122,464,318

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Offshore Pipeline Transportation Segment
Crude oil pipelines (average barrels/day unless otherwise noted):
CHOPS(1)	429,077	246,049	357,207	286,160
Poseidon(1)	281,854	292,177	256,777	278,347
Odyssey(1)	68,973	73,684	66,906	67,810
GOPL	2,054	1,021	1,629	1,605
Offshore crude oil pipelines total	781,958	612,931	682,519	633,922

Natural gas transportation volumes (MMBtus/day)(1)	370,953	386,201	400,540	385,330

Marine Transportation Segment
Inland Barge Utilization Percentage(2)	97.9%	96.7%	95.2%	98.8%
Offshore Barge Utilization Percentage(2)	98.5%	99.5%	95.4%	97.7%

Onshore Transportation and Services Segment
Crude oil pipelines (average barrels/day):
Texas(3)	146,928	52,879	99,322	65,059
Jay	7,378	5,672	5,847	5,189
Mississippi	1,057	1,775	1,099	2,390
Louisiana(4)	52,228	33,654	49,851	55,687
Onshore crude oil pipelines total	207,591	93,980	156,119	128,325

Crude oil product sales (average barrels/day)	21,467	22,269	18,785	21,591
Rail unload volumes (average barrels/day)	23,765	15,127	23,747	13,500

NaHS volumes (Dry short tons “DST”)	21,774	22,231	91,523	104,322
NaOH (caustic soda) volumes (DST sold)	9,405	9,143	36,226	40,108
(1)As of December 31, 2025 and 2024, we owned 64% of CHOPS, 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities. Volumes are presented above on a 100% basis for all periods.
(2)Utilization rates are based on a 365-day year, as adjusted for planned downtime and dry-docking.
(3)Our Texas pipeline and infrastructure is a destination point for many pipeline systems in the Gulf of America, including the CHOPS Pipeline.
(4)Total daily volumes for the three months ended December 31, 2025 and December 31, 2024 include 26,734 and 4,819 Bbls/day, respectively, of intermediate refined petroleum products and 23,125 and 28,835 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines. Total daily volumes for the year ended December 31, 2025 and December 31, 2024 include 21,348 and 19,298 Bbls/day, respectively, of intermediate refined petroleum products and 27,753 and 36,046 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)

	December 31, 2025	December 31, 2024
	(unaudited)
ASSETS
Cash and cash equivalents	$6,437	$7,352
Accounts receivable - trade, net	608,221	479,504
Inventories	55,366	37,782
Other	17,442	18,789
Current assets held for discontinued operations	—	368,307
Total current assets	687,466	911,734
Fixed assets, net of accumulated depreciation	3,465,323	3,539,886
Equity investees	218,631	240,368
Intangible assets, net of amortization	75,606	85,287
Goodwill	301,959	301,959
Right of use assets, net	57,670	65,739
Other assets, net of amortization	54,048	53,606
Non-current assets held for discontinued operations	—	1,839,113
Total assets	$4,860,703	$7,037,692

LIABILITIES AND CAPITAL
Accounts payable - trade	$490,712	$388,245
Accrued liabilities	208,980	254,202
Current liabilities held for discontinued operations	—	216,308
Total current liabilities	699,692	858,755
Senior secured credit facility	6,400	291,000
Senior unsecured notes, net of debt issuance costs, discount and premium	3,040,415	3,436,860
Deferred tax liabilities	17,405	16,575
Other long-term liabilities	388,707	389,161
Long-term liabilities held for discontinued operations	—	529,558
Total liabilities	4,152,619	5,521,909
Mezzanine capital:
Class A Convertible Preferred Units	552,523	813,589

Partners’ capital (deficit):
Common unitholders	(314,346)	279,891
Accumulated other comprehensive income	—	9,486
Noncontrolling interests	469,907	412,817
Total partners’ capital	155,561	702,194
Total liabilities, mezzanine capital and partners’ capital	$4,860,703	$7,037,692

Common Units Data:
Total common units outstanding	122,464,318	122,464,318

GENESIS ENERGY, L.P.
RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES TO TOTAL SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Income (loss) from continuing operations before income taxes	$34,343	$(51,730)	$31,311	$(48,995)
Net income attributable to noncontrolling interests	(14,408)	(8,090)	(47,163)	(30,940)
Corporate general and administrative expenses	16,759	9,200	89,495	57,285
Depreciation, amortization and accretion	65,615	53,325	243,383	217,776
Interest expense, net	67,530	69,340	264,729	261,875
Adjustment to include distributable cash generated by equity investees not included in income and exclude equity in investees net income(1)	4,989	4,919	21,909	23,461
Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value	(49)	59	(117)	80
Other non-cash items	(5,318)	(3,017)	(15,576)	(9,169)
Loss on extinguishment of debt	—	13,938	9,779	15,367
Differences in timing of cash receipts for certain contractual arrangements(2)	4,552	(8,967)	(19,897)	(601)
Impairment expense	—	43,003	—	43,003
Total Segment Margin(3)	$174,013	$121,980	$577,853	$529,142
(1)Includes distributions attributable to the quarter and received during or promptly following such quarter.
(2)Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts.
(3)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P. TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES - UNAUDITED

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income (loss) attributable to Genesis Energy, L.P.	$19,871	$(49,379)	$(440,403)	$(63,947)
Interest expense, net	67,530	69,340	264,729	261,875
Income tax expense	64	1,851	806	1,770
Depreciation, amortization and accretion	65,615	53,325	243,383	217,776
Impairment expense	—	43,003	—	43,003
Loss from disposal of discontinued operations	—	—	432,193	—
Interest expense, net and income tax expense from discontinued operations	—	6,263	4,195	25,382
Other non-cash items from discontinued operations, net(1)	—	32,491	15,584	100,116
EBITDA	153,080	156,894	520,487	585,975
Plus (minus) Select Items, net(2)	4,709	3,713	23,837	23,287
Adjusted EBITDA(3)	157,789	160,607	544,324	609,262
Maintenance capital utilized(4)	(14,950)	(19,450)	(61,500)	(73,750)
Interest expense, net	(67,530)	(69,340)	(264,729)	(261,875)
Cash tax benefit (expense)	624	(378)	(233)	(1,278)
Distributions to preferred unitholders(5)	(14,868)	(21,894)	(64,546)	(87,576)
Interest expense, net and income tax expense from discontinued operations	—	(6,263)	(4,195)	(25,382)
Available Cash before Reserves(6)	$61,065	$43,282	$149,121	$159,401
(1)Includes non-cash items such as depreciation, depletion and amortization and unrealized gains or losses on derivative transactions, amongst other non-cash items attributable to discontinued operations.
(2)Refer to additional detail of Select Items later in this press release.
(3)See definition of Adjusted EBITDA later in this press release.
(4)Maintenance capital expenditures for the 2025 Quarter and 2024 Quarter were $17.6 million and $20.8 million, respectively, which excludes maintenance capital expenditures of $23.4 million for the 2024 Quarter associated with the Alkali Business that was sold on February 28, 2025. Maintenance capital expenditures for the years ended December 31, 2025 and 2024, were $71.5 million and $94.6 million, respectively, which excludes maintenance capital expenditures of $4.6 million and $78.3 million for the years ended December 31, 2025 and 2024, respectively, associated with the Alkali Business. Our continuing maintenance capital expenditures are principally associated with our marine transportation business.
(5)Distributions to preferred unitholders attributable to the 2025 Quarter are payable on February 13, 2026 to unitholders of record at close of business on January 30, 2026.
(6)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Cash Flows from Operating Activities	$110,782	$73,968	$252,826	$391,934
Adjustments to reconcile net cash flows from operating activities to Adjusted EBITDA:
Interest expense, net(1)	67,530	75,647	268,908	287,235
Amortization and write-off of debt issuance costs, premium and discount	(2,754)	(4,320)	(12,908)	(14,639)
Effects from equity method investees not included in operating cash flows	5,046	4,776	22,393	23,461
Net effect of changes in components of operating assets and liabilities	(1,194)	28,688	89,185	(31,064)
Non-cash effect of long-term incentive compensation plans	(5,370)	2,886	(15,251)	(5,234)
Expenses related to business development activities and growth projects	1,110	—	26,957	60
Differences in timing of cash receipts for certain contractual arrangements(2)	4,552	(8,967)	(19,897)	(601)
Other items, net(3)	(21,913)	(12,071)	(67,889)	(41,890)
Adjusted EBITDA(4)	$157,789	$160,607	$544,324	$609,262
(1)Includes interest expense, net of $67.5 million and $264.7 million from continuing operations for the three months and year ended December 31, 2025, respectively, and includes interest expense, net of $4.2 million from discontinued operations for the year ended December 31, 2025. Includes interest expense, net of $69.3 million and $261.9 million from continuing operations for the three months and year ended December 31, 2024, respectively, and includes interest expense, net of $6.3 million and $25.4 million from discontinued operations for the three months and year ended December 31, 2024, respectively.
(2)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(3)Includes adjustments associated with the noncontrolling interest effects of our non-100% owned consolidated subsidiaries as our Adjusted EBITDA measure is reported net to our ownership interests, amongst other items.
(4)See definition of Adjusted EBITDA later in this press release.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

December 31, 2025
Senior secured credit facility	$6,400
Senior unsecured notes, net of debt issuance costs and discount	3,040,415
Less: Outstanding inventory financing sublimit borrowings	(28,100)
Less: Cash and cash equivalents	(6,318)
Adjusted Debt(1)	$3,012,397

Pro Forma LTM
December 31, 2025
Consolidated EBITDA (per our senior secured credit facility)	$544,324
Consolidated EBITDA adjustments(2)	43,773
Adjusted Consolidated EBITDA (per our senior secured credit facility)(3)	$588,097

Adjusted Debt-to-Adjusted Consolidated EBITDA	5.12X
(1)     We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized discounts or issuance costs) less the amount outstanding under our inventory financing sublimit, and less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.
(2)    This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA associated with contractual minimum cash commitments we expect to receive from material organic growth projects that are in-service. Additionally, it includes the pro forma adjustments to Adjusted Consolidated EBITDA (using historical amounts in the test period) associated with the sale of the Alkali Business. These adjustments may not be indicative of future results.
(3)     Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including, but not limited to statements relating to future financial and operating results, liquidity and capital expenditures, distributions to our unitholders or other capital allocation plans or expectations, the anticipated benefits of the Shenandoah and Salamanca developments and other production facilities, production and other rates or volumes or demand for our services, the expected performance of our business segments and other projects, the impact of proposed or increased tariffs or lower commodity prices on our business, and our strategy and plans, are forward-looking statements and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations), impacts due to inflation, increased tariffs and proposed tariffs, taxes, duties and similar matters affecting international trade, a reduction in demand for our services resulting in impairments of our assets, the spread of disease, the impact of international military conflicts (such as the war in Ukraine, the Israel and Hamas war and broader geopolitical tensions in South America, the Middle East and Europe), the result of any economic recession or depression that has occurred or may occur in the future, anticipated benefits of our projects or those of our counterparties, including producers, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance; liquidity and similar measures; income; cash flow expectations for us; and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, often referred to by others as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves (“Available Cash before Reserves”) as Adjusted EBITDA adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, interest expense, net, cash tax expense and cash distributions paid to our Class A Convertible Preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Prior to 2014, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Beginning with 2014, we believe a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not to make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period. Because we did not use our maintenance capital utilized measure before 2014, our maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as Net income (loss) attributable to Genesis Energy, L.P. before interest, taxes, depreciation, depletion and amortization (including impairment, write-offs, accretion and similar items) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, “Select Items”). Although we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Net income (loss) attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves:

		Three Months Ended December 31,		Year Ended December 31,
		2025	2024	2025	2024
		(in thousands)
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements(1)	$4,552	$(8,967)	$(19,897)	$(601)
	Certain non-cash items:
	Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value	(49)	59	(117)	80
	Loss on debt extinguishment	—	13,938	9,779	15,367
	Adjustment regarding equity investees(2)	4,989	4,919	21,909	23,461
	Other	(5,318)	(3,017)	(15,576)	(9,169)
	Sub-total Select Items, net(3)	4,174	6,932	(3,902)	29,138
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs	1,110	—	26,957	60
	Other	(575)	(3,219)	782	(5,911)
	Total Select Items, net(4)	$4,709	$3,713	$23,837	$23,287
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(3)Represents Select Items applicable to all Non-GAAP measures.
(4)Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.

SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes, and, where relevant, capital investment. We define Segment Margin (“Segment Margin”) as revenues less product costs, operating expenses and segment general and administrative expenses (all of which are net of the effects of our noncontrolling interest holders), plus or minus applicable Select Items from continuing operations. Although we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Dwayne Morley
Vice President - Investor Relations
(713) 860-2536